Contact:	Robert Volke - SVP, Chief Financial Officer
Jason Freuchtel - Director, Investor Relations
(205) 380-7121

HIBBETT REPORTS THIRD QUARTER RESULTS

•Comparable Sales Increase 21.2%; YTD Comparable Sales Increase 22.0%
•Brick and Mortar Comparable Sales Increase 17.5%
•E-Commerce Sales Increase 50.7%
•GAAP Earnings Per Diluted Share of $1.47
•Adjusted Earnings Per Diluted Share of $1.45

BIRMINGHAM, Ala. (November 20, 2020) - Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its third quarter ended October 31, 2020, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our business continues to operate from a position of strength despite ongoing challenges in the current business environment. Superior customer service delivered by our dedicated team members and a best-in-class omni-channel platform contributed to significant revenue and earnings growth in the quarter. Our third quarter comparable sales growth of 21.2% was driven by several factors, including new customer retention, the timing of back-to-school spending, and availability of in-demand footwear, apparel and accessories. We believe that these factors helped drive additional transactions and a higher average ticket across our store footprint as well as online.

“In addition to experiencing continued sales growth in the third quarter, our laser focus on execution and an improving partnership with our vendor base led to an improved inventory position compared to last quarter. We believe our efforts to provide the underserved consumer with a compelling assortment of attractive products is not only valued by our loyal customers and strategic vendor partners, but it also continues to attract new customers to our stores and website.”

Finally, Mr. Longo added, “Our recent performance exemplifies the effort of our team members and the resiliency of our business model. With ongoing expected market disruption and improvements to our operations, we remain optimistic the positive momentum we have enjoyed for most of this year will continue through the remainder of Fiscal 2021. The direction of the pandemic is uncertain, but we will continue to adapt and safeguard our customers and team members, while also striving to generate positive returns.”

Third Quarter Results

Net sales for the 13-week period ended October 31, 2020, increased 20.3% to $331.4 million compared with $275.5 million for the 13-week period ended November 2, 2019. Comparable sales increased 21.2%. Brick and mortar comparable sales increased 17.5%. E-commerce sales grew by 50.7% and represented 13.2% of total net sales for the third quarter compared to 10.5% in the prior year third quarter. We believe the increase in overall sales was positively impacted by continued strength in omni-channel adoption, improved new customer retention, market disruption, and availability of in-demand product, which collectively helped increase the revenue per transaction in the quarter.

Gross margin was 38.3% of net sales for the 13-week period ended October 31, 2020, compared with 32.7% of net sales for the 13-week period ended November 2, 2019. The approximate 560 basis point increase was driven by higher sell through, a low promotional environment, a reduction in inventory valuation reserves and leverage of store occupancy expenses. These impacts were slightly offset by a higher mix of e-commerce sales, which carries a lower margin due to incremental shipping costs. Excluding adjustments to our inventory valuation reserves in the current quarter, non-GAAP gross margin was 38.1% compared to non-GAAP gross margin of 32.4% in the prior year.

Store operating, selling and administrative (SG&A) expenses were 26.1% of net sales for the 13-week period ended October 31, 2020, compared with 29.1% of net sales for the 13-week period ended November 2, 2019. This decrease was the result of leverage gained from the strong sales performance as well as lower costs of acquisition and integration activities associated with City Gear. Excluding certain City Gear acquisition and integration expenses, comparable SG&A expenses on a non-GAAP basis decreased approximately 120 basis points to 26.0% of net sales for the 13-week period ended October 31, 2020, from 27.2% of net sales for the 13-week period ended November 2, 2019. This decrease was also primarily due to leverage from the significant sales increase.

Net income for the 13-week period ended October 31, 2020, was $25.3 million, or $1.47 per diluted share, compared with net income of $2.3 million, or $0.13 per diluted share for the 13-week period ended November 2, 2019. On an adjusted basis, net income for the 13-week period ended October 31, 2020, was $24.9 million, or $1.45 per diluted share, compared with adjusted net income for the 13-week period ended November 2, 2019, of $5.8 million, or $0.32 per diluted share.

For the quarter, we did not open any new stores, rebranded two Hibbett stores to City Gear stores and closed five stores, bringing the store base to 1,074 in 35 states as of October 31, 2020. Store closures were composed of underperforming stores and rebrands.

We ended the third quarter of Fiscal 2021 with $177.7 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet. As of October 31, 2020, we had no debt outstanding and full availability under our $75.0 million secured credit facility.

Inventory at the end of the third quarter of Fiscal 2021 was $210.9 million, a 27.0% decrease compared to the prior year third quarter. Strong brick and mortar and e-commerce demand during the quarter was the main driver of the inventory reduction.

Fiscal Year-to-Date Results

Net sales for the 39-week period ended October 31, 2020, increased 19.7% to $1,042.8 million compared with $871.2 million for the 39-week period ended November 2, 2019. Comparable sales increased 22.0%. Brick and mortar comparable sales were up 11.6%, and e-commerce sales increased 118.2%, representing 16.6% of total sales on a year-to-date basis compared to 9.1% of total sales in the comparable period last year.

Gross margin was 35.0% of net sales for the 39-week period ended October 31, 2020, compared with 32.7% for the 39-week period ended November 2, 2019. Excluding year-to-date inventory reserve adjustments in the current year and City Gear acquisition and strategic alignment costs incurred in the prior year, gross margin was 35.3% of net sales for the 39-week period ended October 31, 2020, compared with 32.7% of net sales for the 39-week period ended November 2, 2019.

SG&A expenses were 26.4% of net sales for the 39-week period ended October 31, 2020, compared with 26.9% of net sales for the 39-week period ended November 2, 2019. Increased sales revenue was the primary driver of the modest decline. On a non-GAAP basis, comparable SG&A expenses were 22.6% of net sales for the 39-week period ended October 31, 2020, compared with 25.2% of net sales for the 39-week period ended November 2, 2019.

Net income for the 39-week period ended October 31, 2020, was $50.3 million, or $2.98 per diluted share, compared to $21.3 million, or $1.18 per diluted share, for the 39-week period ended November 2, 2019. On an adjusted basis, net income for the 39-week period ended October 31, 2020, was $80.2 million, or $4.74 per diluted share, compared to $32.9 million, or $1.82 per diluted share, for the 39-week period ended November 2, 2019.

Fiscal 2021 Outlook

Given the strong performance in the third quarter, we are updating our financial guidance for the fourth quarter. However, due to the ongoing uncertainty from the recent surge in COVID-19 case counts, we are continuing to provide limited financial guidance.

Our anticipated financial results for the fourth quarter of Fiscal 2021 are influenced by several factors:
•We believe we have attracted new customers to our store locations and to our online platform throughout Fiscal 2021 due to pent-up demand, market disruption and government stimulus payments. Through our superior customer service and targeted marketing programs, many of these new customers have made repeat purchases. We expect to continue to attract and retain new customers, which will lead to future sales growth.
•Accelerating consumer adoption of e-commerce, which we believe is likely a permanent change, will continue to benefit our omni-channel business.
•Our strong vendor relationships allow us to meet customer demand for fashion inspired athletic footwear, apparel and accessories both in-store and online.
•Other initiatives, including increased speed to market and an enhanced sales culture, should lead to sales growth during the fourth quarter.

Based on the considerations above, we forecast the following GAAP results for the fourth quarter of Fiscal 2021 in comparison to the fourth quarter of Fiscal 2020:
•Comparable sales increases in the high-single digits to low-double digits;
•Gross margin improvement of approximately 380 to 400 basis points;
•SG&A leverage of approximately 40 to 60 basis points; and
•Diluted earnings per share in the range of $1.00 to $1.10, assuming an effective tax rate of approximately 25.0% and a diluted share count of approximately 17.2 million.

Additionally, non-GAAP adjustments in the fourth quarter of Fiscal 2021 are not expected to be material.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 20, 2020, to discuss third quarter results. The number to call for the live interactive teleconference is (212) 231-2939. A replay of the conference call will be available until November 27, 2020, by dialing (402) 977-9140 and entering the passcode, 21970559. A slide deck of supporting information that will be referenced during the call can be found at hibbett.com under the Investor Relations tab, or at https://hibbettsportsinc.gcs-web.com/.

The Company will also provide an online Web simulcast and rebroadcast of its third quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under the Investor Relations tab on November 20, 2020, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and be available for replay for 30 days.

About Hibbett Sports, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with nearly 1,100 Hibbett Sports and City Gear specialty stores located in 35 states nationwide. Celebrating its 75th year, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net income, earnings per share, gross margin, SG&A expenses and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic, the acquisition of City Gear and our accelerated store closure plan in Fiscal 2020. The costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets, change in the contingent earnout valuation, paid-not-worked labor costs net of related tax credits and lower of cost or net realizable value inventory reserve charges. The costs related to the acquisition of City Gear include amortization of inventory step-up value, professional service fees, change in valuation of the contingent earnout, legal and accounting fees. Costs related to the strategic realignment plan included lease and equipment impairment costs, third party liquidation fees, store exit costs, and residual net lease costs and were specific to Fiscal 2020.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2021 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisition, including our acquisition of City Gear, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				39-Weeks Ended
	October 31, 2020		November 2, 2019		October 31, 2020		November 2, 2019
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$331,383		$275,475		$1,042,827		$871,210
Cost of goods sold	204,347	61.7%	185,307	67.3%	678,047	65.0%	586,502	67.3%
Gross margin	127,036	38.3%	90,168	32.7%	364,780	35.0%	284,708	32.7%
Store operating, selling and administrative expenses	86,330	26.1%	80,147	29.1%	255,838	24.5%	234,085	26.9%
Goodwill impairment	—	—%	—	—%	19,661	1.9%	—	—%
Depreciation and amortization	7,541	2.3%	7,397	2.7%	21,895	2.1%	22,299	2.6%
Operating income	33,165	10.0%	2,624	1.0%	67,386	6.5%	28,324	3.3%
Interest expense (income), net	32	—%	(151)	(0.1)%	407	—%	(179)	—%
Income before provision for income taxes	33,133	10.0%	2,775	1.0%	66,979	6.4%	28,503	3.3%
Provision for income taxes	7,867	2.4%	510	0.2%	16,645	1.6%	7,159	0.8%
Net income	$25,266	7.6%	$2,265	0.8%	$50,334	4.8%	$21,344	2.4%

Basic earnings per share	$1.52		$0.13		$3.04		$1.19
Diluted earnings per share	$1.47		$0.13		$2.98		$1.18

Weighted average shares outstanding:
Basic	16,572		17,568		16,551		17,927
Diluted	17,177		17,815		16,902		18,085

Percentages may not foot due to rounding.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 31, 2020	February 1, 2020	November 2, 2019
Assets
Cash and cash equivalents	$177,698	$66,078	$77,372
Inventories, net	210,857	288,011	288,876
Other current assets	23,565	18,423	15,541
Total current assets	412,120	372,512	381,789

Property and equipment, net	99,094	100,956	101,598
Operating right-of-use assets	220,141	229,155	217,622
Finance right-of-use assets, net	2,887	2,250	1,467
Goodwill	—	19,661	19,661
Tradename intangible asset	23,500	32,400	32,400
Deferred income taxes, net	15,750	8,996	7,776
Other noncurrent assets	3,910	3,829	3,568
Total assets	$777,402	$769,759	$765,881

Liabilities and Stockholders’ Investment
Accounts payable	$102,414	$131,662	$132,386
Operating lease liabilities	60,533	60,649	57,564
Credit facility	—	—	8,000
Finance lease obligations	847	886	838
Accrued expenses	48,422	40,464	35,891
Total current liabilities	212,216	233,661	234,679

Long-term operating lease liabilities	186,147	190,699	182,782
Long-term finance lease obligations	2,315	1,704	967
Other noncurrent liabilities	3,563	14,712	11,294
Stockholders’ investment	373,161	328,983	336,159
Total liabilities and stockholders’ investment	$777,402	$769,759	$765,881

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Sales Information
Net sales increase	20.3%	27.0%	19.7%	24.0%
Comparable sales increase	21.2%	10.7%	22.0%	5.4%

Store Count Information
Beginning of period	1,077	1,108	1,081	1,163
New stores opened	—	4	6	9
Rebranded stores	2	4	8	8
Stores closed	(5)	(19)	(21)	(83)
End of period	1,074	1,097	1,074	1,097

Estimated square footage at end of period (in thousands)	6,053	6,181

Balance Sheet Information
Average inventory per store	$196,329	$263,333

Share Repurchase Information
Shares purchased under our Program	—	371,976	428,018	1,031,940
Cost (in thousands)	$—	$7,045	$9,748	$20,789
Settlement of net share equity awards	—	—	34,956	29,432
Cost (in thousands)	$—	$—	$483	$555

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13-Week Period Ended October 31, 2020
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$204,347	$—	$(693)	$205,040	61.9%
Gross margin	$127,036	$—	$(693)	$126,343	38.1%
Store operating, selling and administrative expenses	$86,330	$232	$—	$86,098	26.0%
Operating income	$33,165	$232	$(693)	$32,704	9.9%
Provision for income taxes	$7,867	$55	$(164)	$7,758	2.3%
Net income	$25,266	$177	$(529)	$24,914	7.5%
Diluted earnings per share	$1.47	$0.01	$(0.03)	$1.45

1) Excluded acquisition amounts during the 13-weeks ended October 31, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.
2) Excluded amounts during the 13-weeks ended October 31, 2020, related to the COVID-19 pandemic, consist primarily of non-cash LCM reserve adjustments in cost of goods sold (COGS).

	13-Week Period Ended November 2, 2019
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$185,307	$—	$(828)	$186,135	67.6%
Gross margin	$90,168	$—	$(828)	$89,340	32.4%
Store operating, selling and administrative expense	$80,147	$4,965	$155	$75,027	27.2%
Operating income	$2,624	$4,965	$(673)	$6,916	2.5%
Provision for income taxes	$510	$912	$(124)	$1,298	0.5%
Net income	$2,265	$4,053	$(549)	$5,769	2.1%
Diluted earnings per share	$0.13	$0.23	$(0.03)	$0.32

1) Excluded acquisition costs represent costs incurred during the 13-weeks ended November 2, 2019, related to the acquisition of City Gear, LLC and consists primarily of change in valuation of contingent earnout and legal, accounting and professional fees.
2) Excluded strategic realignment amounts during the 13-weeks ended November 2, 2019, related to our accelerated store closure plan and consist of gain on operating leases net of accelerated amortization on ROU assets in COGS and professional fees, impairment costs and loss on fixed assets in SG&A.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	39-Week Period Ended October 31, 2020
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$678,047	$—	$3,043	$675,004	64.7%
Gross margin	$364,780	$—	$3,043	$367,823	35.3%
Store operating, selling and administrative expense	$255,838	$4,379	$15,743	$235,716	22.6%
Goodwill impairment	$19,661	$—	$19,661	—	—%
Operating income	$67,386	$4,379	$38,447	$110,212	10.6%
Provision for income taxes	$16,645	$1,238	$11,738	$29,621	2.8%
Net income	$50,334	$3,141	$26,709	$80,184	7.7%
Diluted earnings per share	$2.98	$0.19	$1.58	$4.74

1) Excluded acquisition amounts during the 39-weeks ended October 31, 2020, related to the acquisition of City Gear, LLC consist primarily of change in valuation of contingent earnout and accounting and professional fees.
2) Excluded amounts during the 39-weeks ended October 31, 2020, related to the COVID-19 pandemic, consist primarily of net non-cash LCM reserve charges in COGS and impairment (goodwill, tradename and other assets) costs and paid-not-worked salaries net of related tax credits in SG&A.

	39-Week Period Ended November 2, 2019
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$586,502	$956	$(356)	$585,902	67.3%
Gross margin	$284,708	$956	$(356)	$285,308	32.7%
Store operating, selling and administrative expense	$234,085	$13,252	$1,529	$219,304	25.2%
Operating income	$28,324	$14,208	$1,173	$43,705	5.0%
Provision for income taxes	$7,159	$3,569	$295	$11,023	1.3%
Net income	$21,344	$10,639	$878	$32,861	3.8%
Diluted earnings per share	$1.18	$0.59	$0.05	$1.82

1) Excluded acquisition costs represent costs incurred during the 39-weeks ended November 2, 2019, related to the acquisition of City Gear, LLC and consists primarily of the amortization of inventory step-up in COGS and the change in valuation of contingent earnout, legal, accounting and professional fees in SG&A.

2) Excluded strategic realignment amounts during the 39-weeks ended November 2, 2019, related to our accelerated store closure plan and consists primarily of gain on operating leases net of accelerated amortization on ROU assets in COGS and professional fees, impairment costs and loss on fixed assets in SG&A.
End of Exhibit 99.1